As filed with the Securities and Exchange Commission on September 24, 2003.

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549



                                    FORM 8-K


                                 CURRENT REPORT
                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934



                Date of Report (Date of earliest event reported):
                               September 24, 2003


                            Darden Restaurants, Inc.
             (Exact name of registrant as specified in its charter)


          Florida                        1-13666                 59-3305930
(State or other jurisdiction     (Commission file number)       (IRS employer
    of incorporation)                                        identification No.)



                 5900 Lake Ellenor Drive, Orlando, Florida 32809
                    (Address of principal executive offices)



               Registrant's telephone number, including area code:
                                 (407) 245-4000



                                 Not Applicable
          (Former name or former address, if changed since last report)

Item 5.           Other Events.
                  ------------

                  On September 24, 2003, the Company issued a news release entitled "Darden Restaurants Reports First Quarter Earnings Per Diluted Share of 40 Cents," a copy of which is being filed herewith as Exhibit 99.




Item 7.           Financial Statements and Exhibits.

                  (c) Exhibits.

                      Exhibit Number
                      (by reference to
                      Item 601 of
                      Regulation S-K)    Description

                           99 Press Release dated September 24, 2003 entitled "Darden Restaurants Reports First Quarter Earnings Per Diluted Share of 40 Cents."

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  September 24, 2003                  DARDEN RESTAURANTS, INC.



                                            By:  /s/ Paula J. Shives
                                            -----------------------------------
                                             Paula J. Shives
                                             Senior Vice President
                                             General Counsel and Secretary

                                INDEX TO EXHIBITS


Exhibit Number           Description of Exhibit


         99 Press Release dated September 24, 2003, entitled "Darden Restaurants Reports First Quarter Earnings Per Diluted Share of 40 Cents."

                                                                      EXHIBIT 99

DARDEN RESTAURANTS
Red Lobster(R)Olive Garden(R)Bahama Breeze(R)Smokey Bones(R) www.darden.com

                                                             NEWS/INFORMATION
                                                             Corporate Relations
                                                             P.O. Box 593330
                                                             Orlando, FL  32859

                                        Contacts:
                                        (Analysts) Matthew Stroud (407) 245-6458
                                        (Media) Jim DeSimone (407) 245-4567

FOR RELEASE
September 24, 2003
4:30 PM EDT


                    DARDEN RESTAURANTS REPORTS FIRST QUARTER
                     EARNINGS PER DILUTED SHARE OF 40 CENTS

ORLANDO, FL, September 24 - Darden Restaurants, Inc. today reported quarterly sales of $1.26 billion for the first quarter ended August 24, 2003, and earnings per diluted share of 40 cents.

"This was a challenging quarter for Darden," said Joe Lee, Darden's Chairman and Chief Executive Officer. "As we previously indicated, we did not expect growth in diluted earnings per share this quarter. Outstanding financial performance at Olive Garden, including solid same-restaurant sales growth despite strong sales comparisons from the prior year, contributed greatly to our reported earnings. However, crab cost increases and other developments at Red Lobster worked to offset some of this benefit. Looking ahead to the second quarter, we had expected to report modest same-restaurant sales and earnings growth. However, due to sales trends below our expectations at some of our businesses thus far in fiscal September, we now believe that second quarter diluted earnings per share will fall short of prior year's results. We expect the second quarter diluted earnings per share to be in the range of 15 to 18 cents. We reiterate our expectations for diluted earnings per share growth of 8% to 12% this fiscal year."

Also, Darden announced that Dick Rivera, its President and Chief Operating Officer, has assumed additional responsibility as the President of Red Lobster effective immediately. "Dick is a proven leader with great talent and has committed himself to putting Red Lobster back on the path to strong, healthy financial growth," said Lee.

Edna Morris, formerly President of Red Lobster, is leaving the Company to pursue new career opportunities. "We appreciate her many contributions to Darden and value her working with Dick to transition responsibilities smoothly," said Lee. "We wish her the very best."

Highlights for the quarter ended August 24, 2003, include the following:

o Earnings after tax in the first quarter were $68.6 million, or 40 cents per diluted share, on sales of $1.26 billion. Last year, earnings after tax were $71.9 million, or 40 cents per diluted share, on sales of $1.17 billion.

                                     -MORE-

o Total sales of $1.26 billion represent a 7.2% increase over prior year, and establish a new quarterly record for Darden.

o Olive Garden reported its 36th consecutive quarter of same-restaurant sales growth with a 3.9% increase.

o Red Lobster reported its 23rd consecutive quarter of same-restaurant sales growth with a 1.1% increase.

o Same-restaurant sales for Olive Garden and Red Lobster would have been approximately 0.5% higher but were adversely affected by two factors - this year's shift of the Independence Day holiday from Thursday in 2002 to Friday in 2003 and the power outage that impacted several states during August.

o The Company continued its share repurchases buying back 1.4 million shares of its common stock in the quarter.

Operating Highlights

OLIVE GARDEN'S first quarter sales of $547.4 million were 9.8% above prior year, driven by revenue from 31 net new restaurants in operation versus last year and a same-restaurant sales increase of 3.9%. This is the 36th consecutive quarter of comparable-restaurant sales growth for Olive Garden and builds on a 4.8% increase in the first quarter last year. The company's increased sales, combined with lower food and beverage expense and restaurant labor costs as a percent of sales, more than offset increased restaurant expenses as a percent of sales, resulting in a record quarterly profit that also represents a strong double-digit operating profit increase over last year. This quarter's total sales, operating profit and return-on-sales were the highest for any quarter in the company's 20-year history.

"It was a tremendous quarter for Olive Garden," said Drew Madsen, President of Olive Garden. "We are extremely pleased with our performance, especially the positive guest traffic we achieved this quarter. We launched a new menu, promoted two new ravioli entrees that were very popular with our guests and introduced some powerful new advertising. Additionally, our team continues to deliver a great experience that delights our guests with a genuine Italian dining experience and also differentiates us from our competitors."

RED LOBSTER'S first quarter sales of $633.9 million were 2.5% above prior year, driven by revenue from 7 net new restaurants in operation versus last year and a same-restaurant sales increase of 1.1%. This is the 23rd consecutive quarter of comparable-restaurant sales growth for Red Lobster and builds on a 6.6% increase in the first quarter last year. Red Lobster's total sales, however, were lower than expected. Despite lower labor costs and selling, general, and administrative expenses as a percent of sales, Red Lobster experienced increased food and beverage costs, restaurant expenses, and depreciation as a percent of sales. This led to a decline in operating profit versus last year.



                                     -MORE-

"This was a disappointing quarter for Red Lobster," said Dick Rivera. "While guests responded to the 'World of Crab' promotion featuring several different crab entrees, sales and operating profit did not reach anticipated levels. And, much of the reported sales increase was related to pricing on crab entrees, which reflected the higher year-over-year cost of crab. Despite these results, Red Lobster remains a strong brand with great consumer loyalty. We have a dedicated and capable crew that is intent on improving the guest experience while delivering solid sales and operating profit growth. I am looking forward to working closely with the entire Red Lobster crew."

BAHAMA BREEZE opened two restaurants since the end of the first quarter, one in Cherry Hill, NJ and the other in Towson, MD, bringing the total number in operation to 36 restaurants. Two more openings are scheduled for this fiscal year.

SMOKEY BONES opened five restaurants during the first quarter. In addition, the company has opened four more restaurants since the end of the quarter, bringing the total number in operation to 48 restaurants. During this fiscal year, 25 to 30 restaurants are expected to open.

Other Actions

Darden continued the buyback of its common stock, purchasing 1.4 million shares in the first quarter. Since commencing its share repurchases in December 1995, the Company has repurchased a total of 99.9 million shares under authorizations totaling 115.4 million shares.

The Board of Directors also declared a cash dividend of 4 cents per share on the Company's outstanding common stock. The dividend is payable on November 1, 2003 to shareholders of record at the close of business on October 10, 2003. Based on this 4-cent semi-annual dividend declaration, the Company's indicated annual dividend is 8 cents per share.

August 2003 Same-Restaurant Sales Results

Darden reported same-restaurant sales for the four-week August fiscal month ended August 24, 2003. This period is the last month of Darden's fiscal 2004 first quarter.

Same-restaurant sales at Red Lobster were up 11% to 12% for fiscal August, which reflected a 2% to 3% increase in guest counts and an 8% to 9% increase in check average. The check average increase was a result of a 1% to 2% increase in pricing and a 6% to 7% increase from menu mix changes. Last year, Red Lobster had a 4% to 5% increase in same-restaurant sales during fiscal August.

Same-restaurant sales at Olive Garden were up approximately 6% for fiscal August, which reflected a 3% to 4% increase in guest counts and a 2% to 3% increase in check average. The check average increase was a result of a 2% to 3% increase in pricing and a 0% to 1% increase from menu mix changes. Last year, Olive Garden had a 3% to 4% increase in same-restaurant sales during fiscal August.

The Company estimates that the power outage in several states during fiscal August adversely affected August same-restaurant sales results at both Red Lobster and Olive Garden by approximately 0.4%.


                                     -MORE-

Darden Restaurants, Inc., headquartered in Orlando, FL, owns and operates over 1,280 Red Lobster, Olive Garden, Bahama Breeze, Smokey Bones and Seasons 52 restaurants with annual sales of $4.7 billion.


Forward-looking statements in this news release, if any, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Certain important factors could cause results to differ materially from those anticipated by the forward-looking statements, including the impact of changing economic or business conditions, the impact of competition, the availability of favorable credit and trade terms, the impact of changes in the cost or availability of food and real estate, government regulation, construction costs, weather conditions and other factors discussed from time to time in reports filed by the Company with the Securities and Exchange Commission.




                            DARDEN RESTAURANTS, INC.
                              NUMBER OF RESTAURANTS

        08/24/03                                                        08/25/02
        --------                                                        --------
             645               Red Lobster USA                               638
              31               Red Lobster Canada                             31
          ------               ------------------                         ------
             676               Total Red Lobster                             669

             521               Olive Garden USA                              490
               6               Olive Garden Canada                             6
         -------               -------------------                       -------
             527               Total Olive Garden                            496

              34               Bahama Breeze                                  30

              44               Smokey Bones BBQ                               21

               1               Seasons 52                                      0
         -------                                                         -------

           1,282               Total Restaurants                           1,216


                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                   FIRST QUARTER FY 2004 FINANCIAL HIGHLIGHTS
                      (In Millions, Except per Share Data)
                                   (Unaudited)


                                                      13 Weeks Ended
                                                  08/24/2003    08/25/2002
                                                  ----------    ----------

Sales                                              $1,259.7      $1,174.6

Net earnings                                          $68.6         $71.9

Net earnings per share:
  Basic                                               $0.42         $0.42
  Diluted                                             $0.40         $0.40

Average number of common shares outstanding:
   Basic                                              164.7         171.6
   Diluted                                            170.5         180.0


                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                       CONSOLIDATED STATEMENTS OF EARNINGS
                      (In Thousands, Except per Share Data)
                                   (Unaudited)

                                                           13 Weeks Ended
                                                       08/24/2003    08/25/2002
                                                       ----------    ----------
Sales                                                  $1,259,689    $1,174,565
Costs and expenses:
  Cost of sales:
     Food and beverage                                    396,713       365,236
     Restaurant labor                                     392,335       369,362
     Restaurant expenses                                  190,822       169,504
       Total cost of sales (1)                            979,870       904,102
  Selling, general and administrative                     113,641       106,064
  Depreciation and amortization                            51,553        45,141
  Interest, net                                            10,641        10,253
           Total costs and expenses                     1,155,705     1,065,560
Earnings before income taxes                              103,984       109,005
Income taxes                                              -35,390       -37,119
Net earnings                                              $68,594       $71,886

Net earnings per share:
  Basic                                                     $0.42         $0.42
  Diluted                                                   $0.40         $0.40

Average number of common shares outstanding:
Basic                                                     164,700       171,600
Diluted                                                   170,500       180,000


(1) Excludes restaurant depreciation and
amortization as follows:                                  $48,082       $41,823

                                     -MORE-

                            DARDEN RESTAURANTS, INC.
                           CONSOLIDATED BALANCE SHEETS
                                 (In Thousands)
                                   (Unaudited)

                                                   08/24/2003         05/25/2003
                                                   ----------         ----------
ASSETS
Current assets:
   Cash and cash equivalents                        $96,522             $48,630
   Receivables                                       41,737              29,023
   Inventories                                      173,735             173,644
   Prepaid expenses and other current assets         32,658              25,126
   Deferred income taxes                             51,194              49,206
       Total current assets                        $395,846            $325,629
Land, buildings and equipment                     2,191,119           2,157,132
Other assets                                        181,929             181,872
       Total assets                              $2,768,894          $2,664,633

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
   Accounts payable                                $195,989            $175,991
   Accrued payroll                                   81,122              85,975
   Accrued income taxes                              81,652              67,975
   Other accrued taxes                               37,860              35,069
   Unearned revenues                                 66,687              72,698
   Other current liabilities                        218,917             202,201
       Total current liabilities                   $682,227            $639,909
Long-term debt                                      656,874             658,086
Deferred income taxes                               155,832             150,537
Other liabilities                                    20,304              19,910
       Total liabilities                         $1,515,237          $1,468,442

Stockholders' equity:
   Common stock and surplus                      $1,547,582          $1,525,957
   Retained earnings                              1,048,037             979,443
   Treasury stock                                -1,280,767          -1,254,293
   Accumulated other comprehensive income           -11,638             -10,489
   Unearned compensation                            -48,281             -42,848
   Officer notes receivable                          -1,276              -1,579
       Total stockholders' equity                $1,253,657          $1,196,191
       Total liabilities and
         stockholders' equity                    $2,768,894          $2,664,633


                                     -END-